Exhibit 99.1

Vonage Holdings Corp. Reports Third Quarter 2013 Results
-- Vocalocity Acquisition Expected to Close in November 2013 --
-- Second Consecutive Quarter of Positive Net Line Additions --
-- Revenue of $204 Million --
-- Adjusted EBITDA1 of $23 Million --
-- Net Income of $9 Million or $0.04 per Share Excluding Adjustments2 --

Holmdel, NJ, November 6, 2013 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced results for the third quarter ended September 30, 2013.
Vonage reported gross line additions (“GLAs”) of 175,000, up from 155,000 sequentially and up from 172,000 in the prior year. This was the Company’s best quarter of GLAs since the first quarter of 2011, reflecting stable volume in the international calling segment and the first full quarter of national sales of BasicTalk, its high-quality, low-cost domestic calling product. As expected, customer churn increased modestly to 2.6%, up from 2.4% sequentially due to targeted price increases executed in the quarter, the early life churn associated with higher gross line additions, and seasonality, and was up from 2.5% in the year ago quarter. The Company grew total net lines by 11,000 during the quarter, up from 3,000 net lines sequentially and 9,000 net lines in the year ago quarter. This is the second consecutive quarter of positive net line additions and the highest level since the first quarter of 2008.
Adjusted earnings before interest, taxes, depreciation and amortization1 (“EBITDA”) of $23 million was impacted by planned investments to build the BasicTalk brand. As expected, adjusted EBITDA declined from $27 million in the prior quarter and was down from $34 million in the year ago quarter, consistent with the Company's stated plan to invest in strategic growth priorities. The Company reported income from operations of $9 million, down from $14 million sequentially and down from $23 million in the year ago quarter.
GAAP net income was $4 million or $0.02 per share, down from $7 million or $0.04 per share sequentially and down from $13 million or $0.06 per share in the year ago period. Net income, excluding adjustments2, was $9 million or $0.04 per share, down from $12 million or $0.06 per share sequentially and down from $21 million or $0.09 per share in the year ago quarter.
“We continued to gain traction with BasicTalk, which launched nationally in May,” said Marc Lefar, Vonage Chief Executive Officer.  “As a result, we delivered our highest number of GLAs since first quarter 2011 and our second consecutive quarter of positive net line additions.
“We are making important strides towards our launch in Brazil.  Mobile continues to grow and now represents 31% of all Vonage international calls. And in the coming weeks we expect to release our unique video messaging and ReachMe Roaming features, which will further differentiate our highly-rated Vonage Mobile app.
“In November we expect to close our deal to acquire Vocalocity. This transformative acquisition will place Vonage at the forefront of the large and rapidly growing small and medium business market. Vocalocity is already growing customers and revenue rapidly, and we believe we can fuel their growth with our brand and scale while achieving meaningful cost synergies.
“While we continued to invest for growth, we also met our commitment to return capital to shareholders, repurchasing approximately five million shares of our stock for $15 million. We remain on target to complete our $100 million buyback by the end of 2014.”
Third Quarter Financial and Operating Results

Revenue was $204 million, down from $205 million sequentially and from $208 million in the prior year, primarily due to lower customer acquisitions on premium plans and retention activities. This was partly offset by penetration of a new customer segment with BasicTalk.

Average Revenue per User was $28.87, down from $29.06 sequentially and from $29.31 in the prior year, primarily due to rate plan mix as the Company added more customers on lower-priced rate plans, including BasicTalk.

Direct cost of telephony services (“COTS”) was $53 million, down from $54 million sequentially and from $55 million in the year ago quarter, primarily due to lower domestic termination and interconnection costs. On a per line basis, COTS was $7.48, down from $7.60 sequentially and from $7.80 in the year ago quarter.
Direct cost of goods sold was $10 million, up $1 million sequentially and flat compared to the year ago quarter. Direct margin3 was 69%, flat sequentially and up from 68% in the year ago quarter.
Selling, general and administrative (“SG&A”) expense was $65 million, up from $61 million in the prior quarter, which included the one-time benefit of an insurance claim reimbursement, and up from $60 million in the year ago quarter, primarily due to an increase in the number of retail stores with assisted selling. Offsetting a portion of the increase from the prior year, customer care costs per line declined 14%, reflecting continued operating efficiencies and declines in contact rate per customer and average handle time. Customer care costs per line were flat sequentially.
Marketing expense was $59 million, up from $58 million sequentially and from $51 million in the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $339, down from $375 sequentially and up from $299 in the year ago quarter.
As of September 30, 2013, cash and cash equivalents, including $4 million in restricted cash, totaled $104 million. Capital expenditures, including the acquisition and development of software assets, were $4 million, down from $8 million sequentially and up from $1 million in the year ago quarter. Free Cash Flow4 was $20 million, up from $11 million sequentially due in part to changes in working capital from the timing of payments and lower capital expenditures, and up from $17 million in the year ago quarter, primarily due to changes in working capital.
Share Repurchase Program
During the third quarter, Vonage repurchased 5 million shares of its common stock for $15 million. The Company has repurchased 13 million shares for $39 million under the current $100 million plan authorized in February and extending through 2014. Since the beginning of its repurchase program in August 2012 through the third quarter of 2013, Vonage has repurchased 28 million shares for $72 million.
Growth Priorities
Building on the successful national launch of BasicTalk, Vonage grew BasicTalk customer additions in the third quarter while improving sales efficiency in Walmart stores and online. Although results are still early, customer satisfaction and churn rates for BasicTalk appear to be comparable to Vonage-branded services. The Company expects BasicTalk to continue to be a meaningful contributor to gross line additions and revenue over time.

Vonage has made strong progress building the foundation to deliver VoIP services through its joint venture in Brazil. The Company has completed network testing, finalized plans to host its billing platform, and built out its experienced local management team with the hiring of a chief marketing officer. The Company is on track for customer and production testing later in the fourth quarter of 2013 and phased market entry in the second quarter of 2014. In July 2013, Vonage formed the joint venture in which it has a controlling interest and consolidates from an accounting perspective. As a result, beginning in the third quarter, the Company began reporting the “net loss attributable to noncontrolling interest” in its financial statements.

Mobile is a central component of the Company’s core service offering, international expansion opportunities and standalone products. The Vonage Mobile app continues to attract new downloads and active users aided by the recent addition of video calling. Approximately 20% of all calls made on the Vonage Mobile app are video calls. In the coming weeks, the Company expects to launch a unique video messaging feature, followed by the U.S. launch of its patented international roaming feature, ReachMe Roaming. Vonage Mobile Extensions continues to grow in popularity and use, with 80% of Vonage’s international long distance callers having registered an Extension.
Vocalocity Acquisition
On October 10, 2013, Vonage announced a definitive agreement to acquire Vocalocity, Inc., one of the fastest growing providers in the SMB hosted VoIP market. During the first half of 2013, Vocalocity had revenue of $28 million and growing, implying an annual run rate of greater than $56 million.  First half 2013 revenues were 39% higher than the same period in the prior year. The transaction positions Vonage as a leader in the rapidly growing hosted VoIP market for SMBs, which Frost and Sullivan projects will grow at a compound annual rate of 27.5% over the next five years5.
After the close, Vocalocity will become Vonage Business Solutions, and will continue to be led by current CEO Wain Kellum, supported by other key Vocalocity managers.  Launch plans for the combined company are focused on delivering tangible benefits to customers and prospects immediately, and accelerating growth by leveraging the Vonage brand and expansion of Vocalocity’s successful customer referral program to the Vonage customer base and Vonage partners.  The acquisition of Vocalocity also supports Vonage's strategy to expand internationally by enabling the delivery of services to SoHo and SMB markets abroad.   The Company also expects that the investments it has made to build out its mobile capability can be leveraged in the business market.
Vonage will acquire Vocalocity for $130 million, including $105 million in cash and $25 million in Vonage common stock (priced at day of announcement). The Company expects to finance the cash portion of the transaction through $30 million of cash from the balance sheet and $75 million from its credit facility.  The transaction is expected to be accretive to adjusted earnings per share and on an EBITDA multiple basis in 2015 and is expected to close in mid-November 2013.

Patent Portfolio
Vonage continues to execute on its strategy to protect its intellectual property, including in mobility and call quality, and has been granted 12 U.S. patents and filed more than 80 U.S. patent applications in 2013. The Company now has 30 U.S. patents and more than 200 U.S. patent applications pending, along with many foreign patents and pending applications in jurisdictions worldwide.
Outlook
Vonage expects fourth quarter 2013 adjusted EBITDA, excluding the impact of Vocalocity, to be modestly higher than the third quarter. Aided by gross line additions from BasicTalk and stable churn, the Company expects positive net line additions in the fourth quarter and for the full year 2014.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	Direct margin is defined as revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

(5)	Frost and Sullivan North American Hosted IP Telephony and UCC Services Market report, July 2013

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(unaudited)			(unaudited)
Statement of Operations Data:
Revenues	$203,984	$204,776	$207,584	$617,847	$635,403

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,522, $3,510, $3,722, $10,484, and $11,581, respectively)	52,882	53,527	55,245	161,590	175,063
Direct cost of goods sold	9,535	9,217	10,444	27,630	29,565
Selling, general and administrative	64,752	61,481	59,676	189,143	179,907
Marketing	59,133	58,330	51,361	169,132	159,739
Depreciation and amortization	8,459	8,205	8,110	24,639	25,272
Loss from abandonment of software assets	—	—	—	—	25,262
	194,761	190,760	184,836	572,134	594,808
Income from operations	9,223	14,016	22,748	45,713	40,595
Other income (expense):
Interest income	97	74	30	208	80
Interest expense	(1,509)	(1,732)	(1,402)	(4,698)	(4,719)
Other (expense) income, net	(15)	(17)	28	(71)	5
	(1,427)	(1,675)	(1,344)	(4,561)	(4,634)
Income before income tax expense	7,796	12,341	21,404	41,152	35,961
Income tax expense	(3,811)	(4,894)	(8,191)	(16,673)	(12,167)
Net income	3,985	7,447	13,213	24,479	23,794
Plus: Net loss attributable to noncontrolling interest	222	—	—	222	—
Net income attributable to Vonage	$4,207	$7,447	$13,213	$24,701	$23,794
Net income attributable to Vonage per common share:
Basic	$0.02	$0.04	$0.06	$0.12	$0.11
Diluted	$0.02	$0.03	$0.06	$0.11	$0.10
Weighted-average common shares outstanding:
Basic	209,589	212,169	225,555	212,124	225,904
Diluted	217,059	219,837	233,708	222,321	233,677

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(unaudited)			(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$23,550	$18,852	$18,157	$52,154	$58,797
Net cash used in investing activities	(3,760)	(7,657)	(1,120)	(14,504)	(13,461)
Net cash used in financing activities	(19,292)	(17,567)	(15,513)	(34,213)	(30,128)
Capital expenditures, intangible asset purchases and development of software assets	(3,758)	(7,656)	(1,402)	(15,758)	(14,741)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$99,915	$97,110
Restricted cash	4,401	5,656
Accounts receivable, net of allowance	21,932	20,416
Inventory, net of allowance	11,492	5,470
Prepaid expenses and other current assets	19,374	15,487
Deferred customer acquisition costs	6,199	5,765
Property and equipment, net	52,657	60,533
Software, net	20,337	19,560
Debt related costs, net	1,638	772
Intangible assets, net	4,901	6,681
Total deferred tax assets, including current portion, net	290,170	306,113
Other assets	1,970	3,826
Total assets	$534,986	$547,389
Accounts payable and accrued expenses	$115,152	$129,815
Deferred revenue	35,548	36,533
Total notes payable, including current portion	52,500	42,500
Capital lease obligations	13,751	15,561
Other liabilities	1,612	1,565
Total liabilities	$218,563	$225,974
Redeemable noncontrolling interest	$233	$—
Total stockholders' equity	$316,190	$321,415

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Gross subscriber line additions	174,670	155,412	171,628	478,085	500,431
Change in net subscriber lines	10,738	2,541	9,440	879	(9,363)
Subscriber lines (at period end)	2,360,695	2,349,957	2,365,524	2,360,695	2,365,524
Average monthly customer churn	2.6%	2.4%	2.5%	2.5%	2.6%
Average monthly operating revenue per line	$28.87	$29.06	$29.31	$29.09	$29.79
Average monthly direct cost of telephony services per line	$7.48	$7.60	$7.80	$7.61	$8.21
Marketing costs per gross subscriber line addition	$339	$375	$299	$354	$319
Employees (excluding temporary help) (at period end)	933	946	971	933	971
Direct margin as a % of revenues	69.4%	69.4%	68.4%	69.4%	67.8%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Income from operations	$9,223	$14,016	$22,748	$45,713	$40,595
Depreciation and amortization	8,459	8,205	8,110	24,639	25,272
Loss from abandonment of software assets	—	—	—	—	25,262
Share-based expense	4,684	4,419	3,473	13,085	9,601
Acquisition related costs	680	—	—	680	—
Net loss attributable to noncontrolling interest	222	—	—	222	—
Adjusted EBITDA	23,268	26,640	34,331	84,339	100,730

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE
TO NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Net income attributable to Vonage	$4,207	$7,447	$13,213	$24,701	$23,794
Loss from abandonment of software assets	—	—	—	—	25,262
Acquisition related costs	680	—	—	680	—
Income tax expense	3,811	4,894	8,191	16,673	12,167
Net income attributable to Vonage excluding adjustments	$8,698	$12,341	$21,404	$42,054	$61,223
Net income attributable to Vonage per common share:
Basic	$0.02	$0.04	$0.06	$0.12	$0.11
Diluted	$0.02	$0.03	$0.06	$0.11	$0.10
Weighted-average common shares outstanding:
Basic	209,589	212,169	225,555	212,124	225,904
Diluted	217,059	219,837	233,708	222,321	233,677
Net income attributable to Vonage per common share, excluding adjustments:
Basic	$0.04	$0.06	$0.09	$0.20	$0.27
Diluted	$0.04	$0.06	$0.09	$0.19	$0.26
Weighted-average common shares outstanding:
Basic	209,589	212,169	225,555	212,124	225,904
Diluted	217,059	219,837	233,708	222,321	233,677

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Net cash provided by operating activities	$23,550	$18,852	$18,157	$52,154	$58,797
Less:
Capital expenditures	(1,205)	(3,772)	(865)	(7,008)	(4,557)
Acquisition and development of software assets	(2,553)	(3,884)	(537)	(8,750)	(10,184)
Free cash flow	$19,792	$11,196	$16,755	$36,396	$44,056

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET CASH
(Dollars in thousands)
(unaudited)

	September 30,	December 31,
	2013	2012
Current maturities of capital lease obligations	$2,779	$2,471
Current portion of notes payable	23,333	28,333
Notes payable, net of discount and current maturities	29,167	14,167
Capital lease obligations, net of current maturities	10,972	13,090
Gross debt	66,251	58,061
Less:
Unrestricted cash	99,915	97,110
Net cash	$(33,664)	$(39,049)

About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Our Vonage Mobile app is a free downloadable app for iPhone® and Android™ that lets users talk, text and video call worldwide for free with anyone else who uses the app. Vonage's service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net cash and free cash flow.
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, of loss from abandonment of software assets due to the one-time, non-cash write-off of our investment in the Amdocs billing and ordering system that experienced development issues, of one-time acquisition related costs, and of net loss attributable to our noncontrolling interest in our Brazilian joint venture.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded income tax expense, loss from abandonment of software assets, and acquisition-related costs from its net income (loss). The Company believes that excluding these item will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses, loss from abandonment of software assets was due to a one-time, non-cash write-off, and one-time acquisition-related costs.
Vonage uses net cash as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.

Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, and loss from abandonment of software assets, acquisition related costs, and net loss attributable to our noncontrolling interest in our Brazilian joint venture.
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding income tax expense, loss from abandonment of software assets, and acquisition-related costs.
Vonage defines net cash as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.
Conference Call and Webcast
Management will host a webcast discussion of the quarter on Wednesday, November 6, 2013 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call through November 12, 2013, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 77182950.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding growth priorities, including new products and related investment, gross line additions and net lines, revenues, churn, financial resources, the Company's stock repurchase plan, capital and software expenditures, and the acquisition of Vocalocity. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the Company's international operations; increased market and competitive risks, including currency restrictions, in the Company's international operations; risks related to the acquisition or integration of future businesses or joint ventures; including the risks related to the acquisition of Vocalocity; the Company's ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; security breaches and other compromises of information security; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into the Company's business practices; fraudulent use of the Company's name or services; the Company's ability to maintain data security; the Company's dependence upon key personnel; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's ability to obtain additional financing if required; any reinstatement of holdbacks by the Company's vendors; the Company's history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2012, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

(vg-f)

CONTACT:  Vonage Investor Contact: Leslie Arena 732.203.7372; leslie.arena@vonage.com or Vonage Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com